Exhibit Q
                                                                  ---------

                                 AGREEMENT

THIS AGREEMENT, dated as of August 5, 2005, is entered into by and between FORMATION CAPITAL, LLC, a Pennsylvania limited liability company ("Formation"), and SENIOR CARE HOLDINGS, LLC, a Delaware limited liability company ("SCH"), provides:

                                  RECITALS

WHEREAS, Formation has entered into that certain Term Sheet dated December 14, 2004 by and among Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Eureka Capital Markets, LLC and Formation (the "Term Sheet"), a copy of which is attached hereto as Exhibit A, pursuant to which FC has certain rights and obligations in a newly formed Delaware limited liability company ("Newco") which will acquire Beverly Enterprises, Inc. ("Beverly");

WHEREAS, SCH has agreed to participate with Formation in the transactions envisaged by the Term Sheet; and

WHEREAS, the parties shall form a new company, FC BEV Acquisition Co., LLC, a Delaware limited liability company ("FC BEV") for the purpose of investing in Newco.

NOW THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                                 AGREEMENT

     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

     1.   Newco Contribution.
          ------------------

          (a) Formation has agreed pursuant to the Term Sheet to make an equity contribution to Newco in an amount equal to $50,000,000 (the "Newco Contribution"). Formation and SCH hereby agree that SCH shall contribute the amounts set forth in Exhibit B attached hereto and such amount shall be applied by FC BEV to the Newco Contribution.

          (b) The parties acknowledge that the amounts used to fund SCH's contribution as set forth in Exhibit B (the "SCH Contribution") do not need to be provided from SCH's own resources and that SCH may raise the necessary equity to fund the SCH Contribution in such manner as it deems necessary and appropriate. Any preferred returns, promotes, fees or other amounts payable to SCH by any party that agrees to contribute a portion of the SCH Contribution in connection with such capital raising activities shall remain the exclusive property of SCH and Formation shall not have any claim to such preferred returns or fees.

          (c) The parties acknowledge that the amounts used to fund the remaining portion of the Newco Contribution (the "Formation Contribution") do not need to be provided from Formation's own resources and that Formation may raise the necessary equity to fund the Formation Contribution in such manner as it deems necessary and appropriate. Any preferred returns, promotes, fees or other amounts payable to Formation by any party that agrees to contribute a portion of the Formation Contribution in connection with such capital raising activities shall remain the exclusive property of Formation and SCH shall not have any claim to such preferred returns or fees.

          (d) Notwithstanding anything herein to the contrary, each party's obligation to fund the Newco Contribution is conditioned upon mutual agreement between the parties as to all economic terms of the Beverly transaction. The parties acknowledge and agree that they have previously agreed to the economic terms set forth in the Term Sheet.

     2. Indemnification. SCH shall defend, indemnify and hold harmless Formation from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) that Formation incurs as a result of or with respect to that certain
Indemnification  Agreement  dated  February  3, 2005 (the  "Indemnification
Agreement") by and among Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Formation, Jeffrey A. Brodsky, Guy Sanson, Mohsin Y. Meghji, Charles M. Masson, John J. Durso and Philip Maslowe (the "Indemnification Costs"); provided, however, that SCH shall not be liable for any amount in excess of 12.5% of the Indemnification Costs incurred by Formation.

     3. Expenses. All (i) third party fees and expenses incurred by FC BEV or Formation that are reimbursable by Newco or the parties to the Term Sheet relating to the acquisition of Beverly, including, without limitation, sums paid to or for the benefit of Newco in accordance with the Term Sheet, reasonable legal fees and expenses related to the acquisition of Beverly and (ii) third party fees and expenses paid by Formation that are not reimbursed by Newco or any other person or entity, that relate to the acquisition of Beverly (collectively, the "Expenses") shall be paid in accordance with Exhibit B.

     4. Financial Advisory Fee. A Financial Advisory fee will be distributed to Formation in accordance with the terms and conditions of the Term Sheet. The parties acknowledge and agree that neither SCH nor FC BEV shall be entitled to receive from Formation any portion of such Financial Advisory fee.

     5. Break-Up Fee. To the extent the members of Newco enter into an agreement with Beverly whereby Newco or its members become entitled to a Break-Up Fee, any portion of fees distributed to Class A Members will be distributed in accordance with Exhibit B.

     6. Further Assurances. The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the parties hereto, may be necessary or advisable to carry out the intent and purpose of this Agreement.

     7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail to the parties at the following addresses (or such other address as a party may specify by written notice):

     If to Formation:     Formation Capital, LLC
                          1035 Powers Place
                          Alpharetta, GA 30004
                          Fax: 770-754-3085

     With copy to:        Lawrence R. Siegel, Esq.
                          Williams Mullen
                          222 Central Park Avenue, Suite 1700
                          Virginia Beach, VA  23462-3035
                          Fax: 757-473-0395

     If to SCH:           David Reis
                          19 Post Road East
                          Westport, CT 06880
                          Fax: 203-222-5656

     With copy to:        Neil R. Shapiro, Esq.
                          Herrick, Feinstein LLP
                          2 Park Avenue
                          New York, NY 10016
                          Fax: 212-545-3332

     8. Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto is inserted for convenience only and shall not be deemed a part of this Agreement.

     9. Variance of Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

     11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

     12. Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any state or federal court located in Atlanta, Georgia (the "Designated Courts"), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts) of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

     13. Validity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     14. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

     15.   Amendment/Waivers.   This   Agreement   may  only  be   amended,
supplemented or otherwise modified (including any waiver of any provision hereof) with the prior written consent of all parties hereto.

     16. No Brokers. Each of the parties hereto warrants to each other that there are no brokerage commissions or finders' fees (or any basis therefor) resulting from any action taken by such party or any Person acting or purporting to act on their behalf upon entering into this Agreement.

     17. No Third Party Beneficiaries. Except as expressly stated herein, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.

     18. Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

     19. Time is of the Essence. Time is of the essence with respect to any of the matters set forth in this Agreement.

     20. Successor and Assigns. This Agreement shall be binding upon the parties hereto and their respective successor, executors, administrators, legal representative, heir and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No person or entity other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement. Neither party shall be entitled to assign its rights or delegate its obligations hereunder without the prior written consent of the other party, except that (i) Formation may assign all or portions of its rights hereunder to any entity in which Steven Fishman and/or Arnold Whitman have a controlling ownership interest and (ii) SCH may assign all or portions of its rights hereunder to any entity in which David Reis has a controlling ownership interest; it being agreed that David Reis shall be deemed to have a controlling interest in the following entities (which shall not be an exclusive list): any partnership of which David Reis (or any entity in which David Reis has a 51% voting interest) is the sole general partner or any limited liability company of which David Reis (or any entity in which David Reis has a 51% voting interest) is the managing member.

     21. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (B) IN ANY WAY CONNECTED OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

                         [EXECUTION PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            FORMATION CAPITAL, LLC


                                            By:  /s/ Arnold M. Whitman
                                               ---------------------------
                                            Name:  Arnold M. Whitman
                                            Title: Manager



                                            SENIOR CARE HOLDINGS, LLC

                                            By:  /s/ David Reis
                                               ---------------------------
                                            Name:  David Reis
                                            Title: Managing Member